                                                                    Exhibit 10.3

DESCRIPTION OF MANAGEMENT INCENTIVE BONUSES

         The management incentive bonuses will be paid to each designated executive if he remains employed through the 90-day period following the effective time of the Merger, or, if applicable, he is terminated prior to the expiration of the 90-day period following the effective time of the Merger other than on account (i) of the executive's termination for cause (as defined in his existing employment agreement with the Company) or (ii) the executive's voluntary resignation. If the applicable requirements are satisfied, the management incentive bonus will be paid in a lump sum in cash as soon as reasonably practicable following the expiration of the 90-day period following the effective time of the Merger. The management incentive bonuses are as follows: Leonard S. Jacob, M.D., Ph.D, $181,500, Robert F. Apple, $93,555, John
M. Cullen, $44,550, and Jeffrey Arcara, $34,650.